Exhibit B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

Voya Investors Trust and Voya Partners, Inc.

We consent to the use of our report dated February 24, 2015, with respect to the financial statements of VY Franklin Templeton Founding Strategy Portfolio, a series of Voya Investors Trust, incorporated herein by reference, and to the reference to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 24, 2015, with respect to the financial statements of Voya Solution Moderately Aggressive Portfolio, a series of Voya Partners, Inc., incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG

Boston, Massachusetts

May 1, 2015